UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 ____________________________

Filed by the Registrant	☒	Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
EHEALTH, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EHEALTH, INC.

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 12, 2024

This Proxy Statement Supplement (the “Supplement”) supplements and amends the original definitive proxy statement of eHealth, Inc. (the “Company”) dated April 26, 2024 (the “Proxy Statement”) for the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) solely to correct a typographical error in Appendix C - the Amended and Restated 2020 Employee Stock Purchase Plan (the “ESPP”). As described in the Proxy Statement, the ESPP has been approved by the Company’s Board of Directors (the “Board”), subject to stockholder approval. The maximum number of shares that may be issued under the ESPP was correctly reflected in Proposal 5 of the Proxy Statement as 1,000,000 shares, increasing the maximum number of shares that may be issued under the current ESPP by 500,000 shares. However, the copy of the ESPP attached as Appendix C to the Proxy Statement misstated such maximum aggregate number of issuable shares as 500,000 shares. Accordingly, Section 3(a) of the ESPP attached as Appendix C is revised to reflect the terms of the ESPP as approved by the Board as set forth below:

“3. Shares of Common Stock Subject to the Plan.
(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 1,000,000 shares of Common Stock. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.”

No other changes are being made to the Proxy Statement or to the matters to be considered by the stockholders of the Company. Capitalized terms used but not otherwise defined in this Supplement have the meanings ascribed to them in the Proxy Statement. This Supplement should be read together with the Proxy Statement, which should be read in its entirety.

As previously disclosed in the Proxy Statement, the Annual Meeting is being held virtually on June 12, 2024, at 9:00 a.m. Eastern Time. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.